November 25, 1997

Carpenter Technology Corporation
101 West Bern Street
Reading, PA  19601

Re:  Non-Qualified Stock Option
     Plan for Non-Employee Directors:
     Form S-8 Registration Statement
     --------------------------------

Gentlemen:

I have acted as counsel in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 293,000 shares (the "Shares") of Common Stock, par value $5 per share, to be offered pursuant to the Corporation's Stock Based Compensation Plan for Non-Employee Directors (the "Plan"). The Plan provides that the Shares may be either (i) newly issued from the corporation's reserve of authorized but previously unissued shares, or
(ii) previously outstanding shares acquired by the Corporation and held in its treasury.

I, or others under my direction, have examined the Plan and such corporate records and other documents and matters as I have considered appropriate to enable me to give this opinion.

Based on the foregoing, it is my opinion that the Shares, to the extent they are newly issued, have been duly authorized and when issued and sold in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

S/John R. Welty
JOHN R. WELTY
Vice President,
General Counsel and Secretary

JRW:cas
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